                                                                   EXHIBIT 12(a)


                             UNION ELECTRIC COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                    Year Ended December 31,                      12 Months
                                                -------------------------------------------------------------     Ended
                                                                                                                  June 30,
                                                1991          1992         1993         1994          1995         1996
                                                ----          ----         ----         ----          ----         ----
                                                              (Thousands of Dollars Except Ratios)


Net income for the Period                     $321,512     $302,748      $297,160     $320,757     $314,107     $303,934
                                              --------     --------      --------     --------     --------     --------
   Add:
      Taxes Based on income                    218,954      197,009       182,716      203,827      207,734      206,198
                                              --------     --------      --------     --------     --------     --------
      Fixed Charges:
         Interest on Debt                      163,061      125,798       124,430      135,608      129,239      129,087(*)
      Amortization of Premium and
         Discount, Less Expense on Debt;
         and Bond Defeasance Cost                4,148        9,521         5,170        5,504        5,502        5,195
      Rentals (See note)                         1,171          908         1,314        1,299        3,330        3,302
                                              --------     --------      --------     --------     --------     --------
      Total Fixed Charges                      168,380      136,227       130,914      142,411      138,071      137,584
                                              --------     --------      --------     --------     --------     --------


Earnings Available for Fixed Charges          $708,846     $635,984      $610,790     $666,995     $659,912     $647,716
                                              ========     ========      ========     ========     ========     ========


Ratio of Earnings to Fixed Charges                4.21         4.66          4.66         4.68         4.78          4.7
                                                  ====         ====          ====         ====         ====          ===





(*)   Total annual interest charges on all bonds for the twelve months ended
June 30, 1996 was $113,813,000. Note: Represents the interest factor applicable to rentals.